Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4859
(441) 297-9513

AXIS CAPITAL ANNOUNCES 2005 SECOND QUARTER NET INCOME OF $172.8 MILLION

Pembroke, Bermuda, August 2, 2005 – AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income for the quarter ended June 30, 2005 of $172.8 million, or $1.13 per diluted share, compared with $140.9 million, or $0.84 per diluted share, for the quarter ended June 30, 2004. Net income for the six months ended June 30, 2005 was $324.6 million, or $2.07 per diluted share, compared with $307.6 million, or $1.84 per diluted share, for the corresponding period in 2004.  Financial results for the second quarter and first six months of 2005 benefited from increased underwriting profit and investment income.

Net income excluding net realized gains and losses on investments, net of tax, for the second quarter of 2005 was $170.9 million, or $1.12 per diluted share, compared with $144.7 million, or $0.87 per diluted share, for the quarter ended June 30, 2004.  This same item excluding foreign exchange losses, net of tax, for the second quarter of 2005 was $197.4 million, or $1.29 per diluted share, compared with $151.0 million, or $0.91 per diluted share, for the quarter ended June 30, 2004.

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

Net income excluding net realized gains and losses on investments, net of tax, for the six months ended June 30, 2005 was $323.7 million, or $2.07 per diluted share, compared with $302.3 million, or $1.81 per diluted share, for the six months ended June 30, 2004.  This same item excluding foreign exchange losses, net of tax, for the six months ended June 30, 2005 was $373.1 million, or $2.38 per diluted share, compared with $309.8 million, or $1.86 per diluted share, for the six months ended June 30, 2004.

Net income excluding net realized gains and losses on investments, net of tax, and net income excluding net realized gains and losses on investments and foreign exchange losses, net of tax, are non-GAAP financial measures. Reconciliations of these measures to net income are presented at the end of this release.

Operating highlights for the second quarter of 2005 are as follows:

•                  Gross premiums written increased by 21.9% to $767.3 million and net premiums written increased by 26.2% to $615.8 million;

•                  Combined ratio of 74.5%, which includes solid current accident year results and favorable reserve development of 11.9 percentage points;

•                  Total pre-tax investment income, including net realized gains and losses, increased by 106.8% to $59.8 million primarily due to a combination of higher investment balances and higher investment yields;

•                  Cash flows from operations were $860.9 million for the six months, up 9.7% from the comparable period of 2004;

•                  Annualized return on average shareholders’ equity of 22.6% achieved for the quarter and 20.3% achieved for the six months; and

•                  Total shareholders’ equity of $3.2 billion and total capitalization of $3.7 billion as of June 30, 2005.

Commenting on the second quarter 2005 results, John Charman, Chief Executive Officer and President of AXIS Capital, stated:  “The 22.6% return on equity generated during the quarter demonstrates our ongoing ability to produce real and attractive returns to our shareholders from the diversity of our global platform.  We have worked diligently this quarter and found plentiful opportunity as was evidenced by AXIS Insurance’s targeted entry into attractively rated specialty classes and AXIS Re’s success in accessing new property reinsurance opportunities.  However, our strong underwriting discipline has manifested itself in reduced writings in lines of business where senseless competition has driven pricing to unacceptable levels.”

“At this time, I am pleased to report that we have concluded our exhaustive internal investigation led by external counsel.  It has uncovered no evidence whatsoever indicating that we engaged in bid rigging, fictitious or inflated quotes or related matters or conditioning direct insurance on the placement of reinsurance.  No evidence of any of these types of wrongdoing was found.  This investigation was launched in the fourth quarter of 2004, following inquiries stemming from the industry-wide investigations of the insurance industry initiated by the New York Attorney General and other regulators.”

“There continues to be a number of fundamental issues that the industry needs to address over the next couple of years.  The powerful combination of Sarbanes-Oxley and the insurance industry investigations led by the New York Attorney General make the resolution of these issues a matter of when, not if.  These issues have not deterred us from implementing our strategy of becoming one of the leading and most consistently profitable specialist global insurance and reinsurance businesses.  We believe that AXIS will ultimately benefit from these industry changes leading to greater transparency and honesty, and, in the meantime, we grow stronger and become more focused and more determined every day.”

Operating Results

As of January 2005, we are reporting two underwriting segments, insurance and reinsurance, and a corporate segment following the previously announced strategic reorganization of our operations into AXIS Insurance and AXIS Re. The insurance segment is further divided into global insurance and U.S. insurance.

Our total gross premiums increased 21.9% from the second quarter of 2004 and were derived 66.9% from our insurance segment and 33.1% from our reinsurance segment compared to 69.3% and 30.7%, respectively, for the second quarter of 2004.  This increase was largely attributable to greater market penetration in existing lines of business. Our combined ratio decreased to 74.5% in the quarter from 75.2% in the second quarter of 2004 primarily due to favorable prior period reserve development. Also, we have begun to utilize our own loss experience in establishing our initial expected net loss and loss expense ratios for many short tail lines of business.

Our total gross premiums for the six months ended June 30, 2005 increased 17.5% from the same period of 2004 and were derived 47.9% from our insurance segment and 52.1% from our reinsurance segment compared to 52.9% and 47.1%, respectively, for the same period of 2004.  This increase was largely attributable to our reinsurance segment where our Zurich office achieved greater market penetration in Continental Europe and where we capitalized on opportunities within our U.S. property reinsurance book. Our combined ratio increased to 76.4% in the six months ended June 30, 2005 from 73.9% in the same period of 2004 primarily due to a change in the mix of business.

Insurance Segment

Our insurance segment reported gross premiums in the quarter of $513.0 million, up 17.6% from the second quarter of 2004, and net premiums of $365.1 million, up 21.4% from the second quarter of 2004.  The growth in our insurance segment was largely driven by growth in our U.S. insurance operation, which generated an increase in gross premiums of 29.8% and an increase in net premiums of 28.5%. This was derived from select expansion of our professional lines products and from greater market penetration in our umbrella liability book. Global insurance experienced moderate growth in gross premiums of 5.2%, mainly generated by the development of our London market-based professional lines book of business. We continue to experience competition in many lines of business in global insurance and, therefore, continue to decline business that does not meet our underwriting criteria.

Our insurance segment reported a combined ratio of 66.8% for the quarter compared to 78.8% for the second quarter of 2004.  The insurance segment experienced favorable prior period reserve development from short-tail lines of $44.4 million in the second quarter compared to $24.4 million in the second quarter of 2004.  Also, within this segment we have begun to reflect our own loss experience in establishing our initial expected net loss and loss expense ratios for many short tail lines of business.

Reinsurance Segment

Our reinsurance segment reported gross premiums in the quarter of $254.3 million, up 31.6% from the second quarter of 2004, and net premiums of $250.7 million, up 34.0% from the second quarter of 2004.  Growth in this segment during the quarter was primarily driven by new opportunities within our U.S. property reinsurance and liability reinsurance lines of business.

Our reinsurance segment reported a combined ratio of 77.7% compared to 65.7% in the second quarter of 2004. Favorable prior period reserve development from short-tail lines of business was $29.6 million in the quarter compared to $18.7 million in the second quarter of 2004. The increase in the combined ratio was primarily generated by a change in the mix of business, with more business generated by reinsurance products other than property catastrophe.

Interest Expense

Interest expense for the quarter was $7.8 million compared to $0.2 million for the second quarter of 2004. Interest expense for the six months ended June 30, 2005 was $15.9 million compared to $0.2 million for the same period of 2004. Interest expense consists of interest due on outstanding debt, the amortization of debt offering expenses and offering discounts and fees relating to our credit facility. Our outstanding debt relates to $500.0 million of senior unsecured notes issued on November 15, 2004.

Investments

Total pre-tax investment income, which included $58.0 million in net investment income and $1.8 million in realized gains, grew 106.8% to $59.8 million in the quarter up from $28.9 million in the second quarter of 2004. The increase primarily reflected the positive impact of higher average yields on higher investment balances.  These increased yields were generated by higher short term U.S. interest rates together with our increased allocation to other investments. Total pre-tax investment income for the six months ended June 30, 2005 of $111.2 million included $110.8 million in net investment income and $0.4 million in realized gains. This was an increase of 58.2% from $70.3 million in the same period of 2004.

Capitalization / Shareholders’ Equity

Total capitalization at June 30, 2005 was $3.7 billion, including $499.0 million of long-term debt, which was comparable to December 31, 2004 levels following capital management initiatives undertaken in the first quarter of 2005.  In February 2005, we repurchased 12,783,094 shares of common stock from certain of our initial investors at an average price of $27.38 per share for a total of $350 million.

Book value per common share at June 30, 2005 was $22.51 compared to $21.20 per common share at December 31, 2004.  Diluted book value per share at June 30, 2005 increased 5.2% to $20.89 compared with $19.85 per share at December 31, 2004.  Diluted book value per share is a non-GAAP financial measure.  A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Insurance Industry Investigation and Conclusion of Internal Investigation

As previously disclosed, our U.S. holding company has received subpoenas from the Office of the Attorney General of the State of New York seeking information regarding incentive commission agreements, fictitious and inflated quotes and related matters and conditioning direct insurance on the placement of reinsurance.  In addition, our U.S. insurance companies have received subpoenas and requests for information from various state insurance regulators regarding these same matters.  These inquiries are part of industry-wide investigations in these jurisdictions and we understand that officials from other jurisdictions in which we do business have also initiated investigations into similar matters.  Accordingly, we may in the future receive additional subpoenas and requests for information.  We are cooperating fully with the Attorney General of the State of New York and the other state regulators in their investigations and intend to cooperate fully with any future investigations.

In connection with these inquiries, we have conducted an internal investigation, led by outside counsel, to determine whether we have engaged in any of the improper business practices that are the focus of the inquiries.  This investigation is complete and uncovered no evidence indicating that we engaged in bid rigging, fictitious or inflated quotes or related matters or conditioning direct insurance on the placement of reinsurance.  Consistent with long-standing and wide-spread industry practice, we have in the past entered into incentive commission arrangements with brokers; however, we have not entered into any of these arrangements with respect to 2005.

Two purported shareholders class action lawsuits have been filed against us and some of our executive officers relating to the practices being investigated by the Attorney General of the State of New York and other state regulators.  On April 13, 2005, these lawsuits were consolidated into one lawsuit.  On May 13, 2005, the plaintiffs filed an amended, consolidated complaint and added as defendants the managing underwriters and one of the selling shareholders in our secondary offering completed in March 2004.  As we have previously stated, we believe that the lawsuit is completely without merit and intend to vigorously defend against it.

Conference Call

We will host a conference call on Wednesday August 3, 2005 at 8:30 AM (Eastern) to discuss the second quarter financial results and related matters. This presentation will be available through an audio webcast accessible through the Investor Information section of our website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the second quarter and six months is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2005 in excess of $3.1 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED BALANCE SHEETS

As at June 30, 2005 and December 31, 2004

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	June 30, 2005	December 31, 2004
Assets
Cash and cash equivalents	$793,304	$632,329
Investments at fair market value (Amortized cost 2005: $5,295,717; 2004: $5,114,997)	5,298,519	5,128,345
Other investments	441,650	271,344
Accrued interest receivable	54,571	47,487
Securities lending collateral	998,196	865,311
Insurance and reinsurance premium balances receivable	1,230,321	914,562
Deferred acquisition costs	263,491	211,082
Prepaid reinsurance premiums	269,625	271,187
Reinsurance recoverable	648,025	596,299
Intangible assets	29,947	31,734
Other assets	89,307	68,605
Total Assets	$10,116,956	$9,038,285

Liabilities
Reserve for losses and loss expenses	$2,929,699	$2,404,560
Unearned premiums	2,071,073	1,644,771
Insurance and reinsurance balances payable	251,753	247,940
Accounts payable and accrued expenses	91,982	89,804
Securities lending payable	994,346	864,354
Net payable for investments purchased	112,515	49,854
Debt	498,992	498,938
Total Liabilities	6,950,360	5,800,221

Shareholders’ Equity
Share capital (Authorized 800,000,000 common shares, par value $0.0125; issued and outstanding 2005: 140,668,032; 2004: 152,764,917)	1,758	1,910
Additional paid-in capital	1,680,148	2,017,144
Accumulated other comprehensive (loss) income	(255)	12,915
Retained earnings	1,484,945	1,206,095
Total Shareholders’ Equity	3,166,596	3,238,064

Total Liabilities & Shareholders’ Equity	$10,116,956	$9,038,285

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Six Months ended June 30, 2005 and 2004

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	Quarters ended		Six Months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(see Note 1)	(see Note 1)	(see Note 1)	(see Note 1)
Revenues
Gross premiums written	$767,293	$629,319	$1,965,992	$1,673,442
Premiums ceded	(151,497)	(141,442)	(288,125)	(286,375)
Change in unearned premiums	8,617	(1,474)	(427,864)	(429,416)
Net premiums earned	624,413	486,403	1,250,003	957,651

Net investment income	58,001	33,345	110,759	64,604
Net realized gains (losses)	1,831	(4,411)	438	5,686
Other insurance related (loss) income	(5,451)	156	(5,519)	444
Total revenues	678,794	515,493	1,355,681	1,028,385

Expenses
Net losses and loss expenses	322,853	257,850	667,143	500,450
Acquisition costs	85,471	65,491	176,772	122,454
General and administrative expenses	56,796	42,442	111,098	84,292
Foreign exchange losses	27,226	6,413	50,644	7,558
Interest expense	7,818	181	15,897	219
Total expenses	500,164	372,377	1,021,554	714,973

Income before income taxes	178,630	143,116	334,127	313,412
Income tax expense	(5,785)	(2,260)	(9,483)	(5,770)
Net Income	$172,845	$140,856	$324,644	$307,642

Weighted average common shares and common share equivalents - basic	140,566,523	152,487,082	143,584,354	152,484,015

Weighted average common shares and common share equivalents - diluted	153,637,750	166,842,606	157,013,504	166,785,604

Net income per share - basic	$1.23	$0.92	$2.26	$2.02

Net income per share - diluted	$1.13	$0.84	$2.07	$1.84

Insurance Ratios
Loss ratio	51.7%	53.0%	53.4%	52.3%
Expense ratio	22.8%	22.2%	23.0%	21.6%
Combined ratio	74.5%	75.2%	76.4%	73.9%

Note 1: Interest expense has been reclassifed from general administrative expenses for 2004 to conform to current year classifications. Interest expense consists of interest due on outstanding debt, the amortization of debt offering expenses and offering discounts and fees relating to our credit facility.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED SEGMENTAL DATA

Quarter ended June 30, 2005

	Global Insurance	U.S. Insurance	Total Insurance	Reinsurance	Corporate	Total
Revenues:
Gross premiums written	$227,512	$285,470	$512,982	$254,311	$—	$767,293
Net premiums written	214,005	151,098	365,103	250,693	—	615,796
Net premiums earned	204,717	108,321	313,038	311,375	—	624,413
Other insurance related (loss) income	(5,627)	326	(5,301)	(150)	—	(5,451)
Expenses:
Net losses and loss expenses	(78,039)	(70,658)	(148,697)	(174,156)	—	(322,853)
Acquisition costs	(26,455)	(3,695)	(30,150)	(55,321)	—	(85,471)
General and administrative expenses	(9,632)	(20,777)	(30,409)	(12,330)	—	(42,739)
Underwriting income (a)	84,964	13,517	98,481	69,418	—	167,899

Corporate expenses					(14,057)	(14,057)
Net investment income					58,001	58,001
Realized gains on investments					1,831	1,831
Foreign exchange losses					(27,226)	(27,226)
Interest expense					(7,818)	(7,818)
Income before income taxes						$178,630

Net loss and loss expense ratio	38.1%	65.2%	47.5%	55.9%		51.7%
Acquisition cost ratio	12.9%	3.4%	9.6%	17.8%		13.7%
General and administrative expense ratio	4.7%	19.2%	9.7%	4.0%	2.2%	9.1%
Combined ratio	55.7%	87.8%	66.8%	77.7%		74.5%

(a) The Company utilizes underwriting income as a measure of underwriting profitability as it evaluates profitability solely on underwriting related revenues and costs. Items not considered to be part of underwriting include corporate expenses, investment income, realized losses and gains on the sale of investments, foreign exchange and interest expense. These items are evaluated separately from our underwriting results. Underwriting income takes into account net premiums earned and other insurance related income as revenue and net losses and loss expenses, acquisition costs and underwriting related general and administrative expenses as expenses. Underwriting income is the difference between the revenue and expense items.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED SEGMENTAL DATA

Quarter ended June 30, 2004

	Global Insurance	U.S. Insurance	Total Insurance	Reinsurance	Corporate	Total
Revenues:
Gross premiums written	$216,188	$219,915	$436,103	$193,216	—	$629,319
Net premiums written	183,240	117,605	300,845	187,032	—	487,877
Net premiums earned	196,568	83,667	280,235	206,168	—	486,403
Other insurance related income (loss)	(399)	—	(399)	555	—	156
Expenses:
Net losses and loss expenses	(117,616)	(47,124)	(164,740)	(93,110)	—	(257,850)
Acquisition costs	(30,422)	(2,363)	(32,785)	(32,706)	—	(65,491)
General and administrative expenses	(7,265)	(16,112)	(23,377)	(9,426)	—	(32,803)
Underwriting income (a)	40,866	18,068	58,934	71,481	—	130,415

Corporate expenses					(9,639)	(9,639)
Net investment income					33,345	33,345
Realized losses on investments					(4,411)	(4,411)
Foreign exchange losses					(6,413)	(6,413)
Interest expense					(181)	(181)
Income before income taxes						$143,116

Net loss and loss expense ratio	59.8%	56.3%	58.8%	45.2%		53.0%
Acquisition cost ratio	15.5%	2.8%	11.7%	15.9%		13.5%
General and administrative expense ratio	3.7%	19.3%	8.3%	4.6%	1.9%	8.7%
Combined ratio	79.0%	78.4%	78.8%	65.7%		75.2%

(a)  The Company utilizes underwriting income as a measure of underwriting profitability as it evaluates profitability solely on underwriting related revenues and costs. Items not considered to be part of underwriting include corporate expenses, investment income, realized losses and gains on the sale of investments, foreign exchange and interest expense. These items are evaluated separately from our underwriting results. Underwriting income takes into account net premiums earned and other insurance related income as revenue and net losses and loss expenses, acquisition costs and underwriting related general and administrative expenses as expenses. Underwriting income is the difference between the revenue and expense items.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED SEGMENTAL DATA

Six Months ended June 30, 2005

	Global Insurance	U.S. Insurance	Total Insurance	Reinsurance	Corporate	Total
Revenues:
Gross premiums written	$479,835	$462,396	$942,231	$1,023,761	—	$1,965,992
Net premiums written	417,435	242,330	659,765	1,018,102	—	1,677,867
Net premiums earned	421,575	214,822	636,397	613,606	—	1,250,003
Other insurance related (loss) income	(5,865)	346	(5,519)	—	—	(5,519)
Expenses:
Net losses and loss expenses	(143,934)	(142,376)	(286,310)	(380,833)	—	(667,143)
Acquisition costs	(59,537)	(6,739)	(66,276)	(110,496)	—	(176,772)
General and administrative expenses	(19,484)	(41,088)	(60,572)	(24,631)	—	(85,203)
Underwriting income (a)	192,755	24,965	217,720	97,646	—	315,366

Corporate expenses					(25,895)	(25,895)
Net investment income					110,759	110,759
Realized gains on investments					438	438
Foreign exchange losses					(50,644)	(50,644)
Interest expense					(15,897)	(15,897)
Income before income taxes						$334,127

Net loss and loss expense ratio	34.1%	66.3%	45.0%	62.1%		53.4%
Acquisition cost ratio	14.1%	3.1%	10.4%	18.0%		14.1%
General and administrative expense ratio	4.6%	19.1%	9.5%	4.0%	2.1%	8.9%
Combined ratio	52.8%	88.5%	64.9%	84.1%		76.4%

(a) The Company utilizes underwriting income as a measure of underwriting profitability as it evaluates profitability solely on underwriting related revenues and costs. Items not considered to be part of underwriting include corporate expenses, investment income, realized losses and gains on the sale of investments, foreign exchange and interest expense. These items are evaluated separately from our underwriting results. Underwriting income takes into account net premiums earned and other insurance related income as revenue and net losses and loss expenses, acquisition costs and underwriting related general and administrative expenses as expenses. Underwriting income is the difference between the revenue and expense items.

AXIS CAPITAL HOLDINGS LIMITED

UNAUDITED CONSOLIDATED SEGMENTAL DATA

Six Months ended June 30, 2004

	Global Insurance	U.S. Insurance	Total Insurance	Reinsurance	Corporate	Total
Revenues:
Gross premiums written	$516,596	$368,257	$884,853	$788,589	—	$1,673,442
Net premiums written	415,779	198,429	614,208	772,859	—	1,387,067
Net premiums earned	396,284	157,571	553,855	403,796	—	957,651
Other insurance related (loss) income	(219)	—	(219)	663	—	444
Expenses:
Net losses and loss expenses	(216,143)	(96,740)	(312,883)	(187,567)	—	(500,450)
Acquisition costs	(56,463)	(2,537)	(59,000)	(63,454)	—	(122,454)
General and administrative expenses	(15,455)	(31,705)	(47,160)	(18,528)	—	(65,688)
Underwriting income (a)	108,004	26,589	134,593	134,910	—	269,503

Corporate expenses					(18,604)	(18,604)
Net investment income					64,604	64,604
Realized gains on investments					5,686	5,686
Foreign exchange losses					(7,558)	(7,558)
Interest expense					(219)	(219)
Income before income taxes						$313,412

Net loss and loss expense ratio	54.5%	61.4%	56.5%	46.5%		52.3%
Acquisition cost ratio	14.2%	1.6%	10.6%	15.7%		12.8%
General and administrative expense ratio	3.9%	20.1%	8.5%	4.6%	1.9%	8.8%
Combined ratio	72.6%	83.1%	75.6%	66.8%		73.9%

(a) The Company utilizes underwriting income as a measure of underwriting profitability as it evaluates profitability solely on underwriting related revenues and costs. Items not considered to be part of underwriting include corporate expenses, investment income, realized losses and gains on the sale of investments, foreign exchange and interest expense. These items are evaluated separately from our underwriting results. Underwriting income takes into account net premiums earned and other insurance related income as revenue and net losses and loss expenses, acquisition costs and underwriting related general and administrative expenses as expenses. Underwriting income is the difference between the revenue and expense items.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws.   These statements involve risks, uncertainties and assumptions.  Actual events or results may differ materially from our expectations.  Important factors that could cause actual events or results to be materially different from our expectations include (1) our limited operating history, (2) the occurrence of natural and man-made disasters, (3) actual claims exceeding our loss reserves, (4), failure of any of the loss limitation methods we employ, (5) effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives (8) a decline in our ratings with rating agencies, (9) loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition and (12) general economic conditions. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to the GAAP financial measures included within this release, we have presented “net income excluding net realized gains and losses on investments, net of tax”, “net income excluding net realized gains and losses on investments and foreign exchange, net of tax” and “diluted book value per share,” which are non-GAAP financial measures. We have included the first and second measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers. We have included the third measure because it takes into account the effect of dilutive securities and, therefore, we believe that this is a better measure of calculating shareholder returns than book value per share.

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS, NET OF TAX

For the Quarters and Six Months ended June 30, 2005 and 2004

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended		Six Months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net income	$172,845	$140,856	324,644	$307,642

Adjustment for net realized losses (gains) on investments	(1,831)	4,411	(438)	(5,686)
Adjustment for associated tax impact of net realized (losses) gains on investments	(65)	(595)	(521)	358

Net income excluding realized (losses) gains on investments, net of tax	$170,949	$144,672	$323,685	$302,314

Net income per share - diluted	$1.13	$0.84	$2.07	$1.84

Adjustment for net realized (losses) gains on investments	(0.01)	0.03	—	(0.03)
Adjustment for associated tax impact of net realized (losses) gains on investments	—	—	—	—

Net income excluding realized (losses) gains on investments, net of tax per diluted share	$1.12	$0.87	$2.07	$1.81

Weighted average common shares and common share equivalents - diluted	153,637,750	166,842,606	157,013,504	166,785,604

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME EXCLUDING REALIZED GAINS AND LOSSES ON INVESTMENTS

AND FOREIGN EXCHANGE LOSSES, NET OF TAX

For the Quarters and Six Months ended June 30, 2005 and 2004

(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarters ended		Six Months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Net income	$172,845	$140,856	324,644	$307,642

Adjustment for net realized losses (gains) on investments	(1,831)	4,411	(438)	(5,686)
Adjustment for foreign exchange losses	27,226	6,413	50,644	7,558
Adjustment for associated tax impact	(812)	(636)	(1,725)	308

Net income excluding realized (losses) gains on investments and foreign exchange losses, net of tax	$197,428	$151,044	$373,125	$309,822

Net income per share - diluted	$1.13	$0.84	$2.07	$1.84

Adjustment for net realized losses (gains) on investments	(0.01)	0.03	—	(0.03)
Adjustment for foreign exchange losses	0.18	0.04	0.32	0.05
Adjustment for associated tax impact	(0.01)	—	(0.01)	—

Net income excluding realized (losses) gains on investments and foreign exchange losses, net of tax per diluted share	$1.29	$0.91	$2.38	$1.86

Weighted average common shares and common share equivalents - diluted	153,637,750	166,842,606	157,013,504	166,785,604

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

DILUTED BOOK VALUE PER SHARE

As at June 30, 2005 and December 31, 2004

(Expressed in thousands of U.S. dollars, except share and per share amounts)

	June 30, 2005	December 31, 2004

Shareholders’ equity	$3,166,596	$3,238,064

Shares outstanding	140,668,032	152,764,917

Book value per share	$22.51	$21.20

Diluted book value on an “as if converted basis”

Shareholders’ equity add in:	$3,166,596	$3,238,064
proceeds on exercise of options	125,094	94,724
proceeds on exercise of warrants	244,812	244,812

Adjusted shareholders’ equity	3,536,502	3,577,600

As if converted diluted shares outstanding
Shares outstanding add in:	140,668,032	152,764,917
vesting of restricted stock	2,288,218	2,182,700
exercise of options	6,686,681	5,694,181
exercise of warrants	19,633,839	19,619,152

Diluted shares outstanding	169,276,770	180,260,950

Diluted book value per share	$20.89	$19.85